 Exhibit 10.1

AMENDMENT AGREEMENT made this 5th day of March 2009 by and between Drew Industries Incorporated a Delaware corporation (the “Company”) and Christopher L. Smith (the “Executive”).

WHEREAS, on December 23, 2008, the Company and the Executive entered into an Amended and Restated Change in Control Agreement (the “Agreement”): and

WHEREAS, in connection with the appointment of the Executive as Corporate Controller, the Company and the Executive desire to amend the Agreement as set forth herein, effective March 5, 2009.

NOW, THEREFORE, in consideration of the mutual convenants and agreements herein contained, it is agreed as follows:

1.	Amendment.

Article  6. SEVERANCE PAYMENT is hereby deleted and replaced with the following:

6.	SEVERANCE PAYMENT

6.1           Subject to Section 6.2 hereof, if Executive’s employment is terminated as a result of a Qualifying Termination, the Company shall pay Compensation (as hereinafter defined) to Executive (A) in the event of an Involuntary Termination, for the two (2) years following the Qualifying Termination, or (B) in the event of a Voluntary Termination, for one (1) year following the Qualifying Termination, in either event in accordance with the Company’s customary payroll practice (the “Severance Payment”).  Except as provided in Section 6.5 hereof, such payments shall commence on the next payroll payment date following the Qualifying Termination.

6.2           During the second year following an Involuntary Termination, the Severance Payment payable by the Company to Executive shall be reduced by an amount equal to the compensation and other benefits received by Executive during either of such periods from other employment or business activities.

6.3           For purposes of this Agreement, Executive’s “Compensation” shall equal the sum of (i) Executive’s salary at the annual rate applicable on the date of the Qualifying Termination, plus (ii) a “Bonus Increment.” The Bonus Increment shall equal the annualized average of all bonuses and incentive compensation payments paid to Executive during the three (3) year period immediately before the date of the Change of Control under all of the Company’s bonus and incentive compensation plans or arrangements as disclosed in the Company’s annual Proxy Statement.

6.4           The Severance Payment hereunder is in lieu of any severance payment that Executive might otherwise be entitled to from the Company in the event of a Change in Control under the Company’s applicable severance pay policies, if any, or under any other oral or written agreement.

6.5           Notwithstanding anything herein to the contrary, if at the time of the Executive’s “Separation From Service” (as hereinafter defined) the Executive shall be a “specified employee” (within the meaning of Treasury Regulation 1.409A-1(i)), as determined in a uniform manner by the Company, any Severance Payment payable to the Executive shall not be paid or commence until the first business day after six months following the Executive’s “Separation From Service” (or if earlier upon his death).  The term “Separation From Service” shall mean the Executive’s termination of active employment, whether voluntary or involuntary (other than by death) with the Company or any of its affiliated companies within the meaning of Treasury Regulation 1.409A-1(h).  The Company will determine whether the Executive has terminated active employment (and incurred a Separation From Service) based upon facts and circumstances described in Treasury Regulation 1.409A-1(h)(1)(ii).  The Executive shall incur a Separation From Service if the Company and the Executive reasonably anticipate the Executive will not perform any additional services after a certain date or that the level of bona fide services (as an employee or an independent contractor) will permanently decrease to no more than twenty (20%) percent of the average level of bona fide services performed over the immediately preceding 36-month period.  The provisions of this Section 6.5 shall only apply if, and to the minimum extent, necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended, to avoid the Executive’s incurrence of any additional taxes or penalties under Section 409A.

2.           No Other Changes
Except as set forth in this Amendment Agreement, all terms, provisions, condition and restrictions contain in the Agreement shall remain I full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment Agreement the day and year first mentioned above.

Drew Industries Incorporated

By:
Fredric M. Zinn

Christopher L. Smith